RESIGNATION

TO: PERFECTENERGY INTERNATIONAL LIMITED (the “Company”)

AND TO: The Directors thereof

I, the undersigned, being a Director of the Company, do hereby tender my resignation as a Director of the Company, such resignation to be effective ten days after the delivery of an information statement to the Company’s shareholders in compliance with Section 14(f) of the Securities Act of 1933, as amended, and Rule 14(f)-1 thereunder.

I, the undersigned, also being the President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of the Company, do hereby tender my resignation from all offices of the Company, such resignation to be effective on the closing of the Amended and Restated Share Exchange Agreement among the Company, Crown Capital Partners, S.A., Perfectenergy International Limited, a British Virgin Islands corporation (“Perfect”) and the shareholders of Perfect.

This resignation may be sent by electronic facsimile transmission and shall be deemed to be an original.

Dated this 30th____ day of July____________, 2007.

/s/ Philip McDonald

PHILIP MCDONALD